FOR IMMEDIATE RELEASE

August 9, 2006

Contact: Rosemarie Faccone

   or Susan Jordan

   732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

REPORTS NINE-MONTH EARNINGS

FREEHOLD, NJ, August 9, 2006........Monmouth Real Estate Investment Corporation (NASDAQ/MNRTA) reported net income of $4,972,000 or $.26 per share for the nine months ended June 30, 2006, as compared with $7,242,000 or $0.41 per share for the nine months ended June 30, 2005.

A summary of significant financial information for the three and nine months ended June 30, 2006 and 2005 is as follows:

   Three Months Ended June 30,

	2006	2005
Rent and Occupancy Charges	$6,687,000	$6,249,000
Total Expenses	$3,399,000	$2,998,000
Interest and Dividend Income	$252,000	$345,000
Gain on Securities Transactions, net	$118,000	$260,000
Net Income (1)	$1,648,000	$3,088,000
Net Income Per Share	$.08	$.17
FFO (2)	$3,024,000	$4,292,000
FFO Per Share (2)	$.15	$.24
Weighted Avg. Shares Outstanding	19,800,000	18,129,000

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                   Nine Months Ended June 30,

	2006	2005
Rent and Occupancy Charges	$19,727,000	$18,045,000
Total Expenses	$9,855,000	$8,669,000
Interest and Dividend Income	$818,000	$1,136,000
Gain on Securities Transactions, net	$440,000	$1,305,000
Net Income (1)	$4,972,000	$7,242,000
Net Income Per Share	$.26	$.41
FFO (2)	$9,038,000	$10,703,000
FFO Per Share (2)	$.47	$.60
Weighted Avg. Shares Outstanding	19,390,000	17,784,000

A summary of significant balance sheet information for June 30, 2006 and September 30, 2005 is as follows:

	June 30, 2006	September 30, 2005
Total Real Estate Investments	$207,120,000	$191,744,000
Securities Available for Sale	$11,158,000	$13,789,000
Total Assets	$228,852,000	$217,841,000
Mortgage Notes Payable	$116,372,000	$111,969,000
Loans Payable	$1,169,000	$-0-
Total Shareholders’ Equity	$107,642,000	$102,560,000

Eugene W. Landy, President, stated, “The nine months ended June 30, 2006 produced a 9% increase in rental and reimbursement revenues as a result of the three acquisitions we have done over this nine month period ended June 30, 2006 and the five acquisitions made in fiscal 2005.  Management is pleased with the results for the nine month period.  Last year, we recorded significant gains on our securities portfolio and a $1.2 million gain on the dissolution of an equity investment.  We have decreased our securities portfolio and reallocated capital from our securities portfolio into these new real property acquisitions.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio now consists of forty industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, Colorado and Alabama.  In addition, the Company owns a portfolio of REIT securities.

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(1)  The decrease in net income is due mainly to decreased gains on securities transactions and decreased interest and dividend income during fiscal 2006 as compared to fiscal 2005.  In addition, fiscal 2005 includes a $1.2 million gain on the dissolution of an equity investment.

(2)  Non-GAAP Information:  Funds from operations (FFO), is defined as net income, excluding gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization.   FFO per share is defined as FFO divided by weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding the Company’s financial performance.

FFO and FFO per share (A) do not represent cash flow from operations as defined by generally accepted accounting principles; (B) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (C) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO and FFO per share for the three and nine months ended June 30, 2006 and 2005 are calculated as follows:

                                Three Months

                                  Nine Months

	6/30/06	6/30/05	6/30/06	6/30/05

Net Income	$1,648,000	$3,088,000	$4,972,000	$7,242,000
Loss on Sale of Investment Property	-0-	-0-	29,000	-0-
Depreciation Expense	1,280,000	1,190,000	3,770,000	3,431,000
Depreciation Expense related to Discontinued Operations	-0-	14,000	10,000	30,000
Amortization of In-Place Lease Intangible Assets	96,000	-0-	257,000	-0-

FFO	$3,024,000	$4,292,000	$9,038,000	$10,703,000

Weighted Avg. Shares Outstanding	19,800,000	18,129,000	19,390,000	17,784,000
FFO Per Share	$.15	$.24	$.47	$.60

The following are the cash flows provided (used) by operating, investing and financing activities for the nine months ended June 30, 2006 and 2005:

	2006	2005

Operating Activities	$8,195,000	$8,666,000
Investing Activities	(18,105,000)	(18,646,000)
Financing Activities	5,661,000	15,657,000

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The following is the net income per share for the three and nine months ended June 30, 2006 and 2005:

	Three Months		Six Months
	6/30/06	6/30/05	6/30/06	6/30/05

BASIC NET INCOME – PER SHARE
Income from Continuing Operations	$.08	$.17	$.26	$.40
Income from Discontinued Operations	-0-	-0-	-0-	.01
Net Income Per Share – Basic	$.08	$.17	$.26	$.41

DILUTED NET INCOME – PER SHARE
Income from Continuing Operations	$.08	$.17	$.26	$.40
Income from Discontinued Operations	-0-	-0-	-0-	.01
Net Income Per Share – Diluted	$.08	$.17	$.26	$.41

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